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                     November 16, 2021

       Jason Park
       Chief Financial Officer
       DraftKings Inc.
       222 Berkeley Street, 5th Floor
       Boston, MA 02116

                                                        Re: DraftKings Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            File No. 001-38908

       Dear Mr. Park:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services